SUB-ITEM 77-E   LEGAL PROCEEDINGS
Since October 2003, Federated
and related entities (collectively,
 "Federated") and various
Federated-sponsored mutual funds
 (Funds) have been named as
defendants in several class action
lawsuits now pending in the United
States District Court for the
District of Maryland. The lawsuits
 were
purportedly filed on behalf of
 people who purchased, owned
and/or redeemed shares of certain
 Funds
during specified periods beginning
November 1, 1998. The suits are
generally similar in alleging that
Federated engaged in illegal and
 improper trading practices
including market timing and
late trading in
concert with certain institutional
traders, which allegedly caused
financial injury to the mutual fund
shareholders. Federated without
admitting the validity of any
 claim has reached a preliminary
 settlement
with the Plaintiffs in these cases.
 Any settlement would have to be
 approved by the Court.
     Federated entities have also
been named as defendants in several
 additional lawsuits that are now
pending in the United States
District Court for the Western
District of Pennsylvania. These
lawsuits have
been consolidated into a single
 action alleging excessive
advisory fees involving one of
the Funds.
     The Board of the Funds
retained the law firm of Dickstein
 Shapiro LLP to represent the Funds in
each of the lawsuits described
in the preceding two paragraphs.
 Federated and the Funds, and their
respective counsel, have been
 defending this litigation, and
none of the Funds remains a defendant in any of the lawsuits. Additional lawsuits based upon similar allegations may be filed in the future. The potential impact of these lawsuits, all of which seek monetary
damages, attorneys' fees and
expenses,
and future potential similar
suits is uncertain. Although
we do not believe that these
lawsuits will have a
material adverse effect on
the Funds, there can be no
assurance that these suits,
 ongoing adverse
publicity and/or other developments
resulting from the allegations
 in these matters will not result in
increased redemptions, or
reduced sales of shares of
the Funds or other adverse
consequences for the
Funds.